Exhibit 99.1


[FAIRPOINT COMMUNICATIONS LOGO]


FOR IMMEDIATE RELEASE



               FAIRPOINT COMMUNICATIONS REVISES FIRST QUARTER 2005
                         EARNINGS PER SHARE INFORMATION


CHARLOTTE, NC, May 9, 2005 - FairPoint Communications, Inc. (NYSE: FRP) announced today that it has revised its previously reported basic and diluted earnings per share for the three months ended March 31, 2005 from $0.32, as disclosed on May 4, 2005, to $0.46.

The basic and diluted earnings per share calculation of $0.32 for the first quarter of 2005 was based on the number of shares of common stock outstanding as of March 31, 2005, instead of the weighted average number of shares of common stock outstanding during such period, as required by generally accepted accounting principles ("GAAP"). Basic and diluted earnings per share for the three months ended March 31, 2005 calculated in accordance with GAAP based on the weighted average number of shares of common stock outstanding during such period was $0.46.

On February 8, 2005, FairPoint issued and sold 25 million shares of common stock in a public offering (the "IPO") which significantly changed its equity capitalization. FairPoint believes that the calculation of basic and diluted earnings per share based on the number of shares of common stock outstanding as of March 31, 2005 is more relevant given the significant change in FairPoint's equity capitalization during such period as result of the IPO. Basic and diluted earnings per share calculated based on the number of shares outstanding at the end of a period (instead of a weighted average) is a non-GAAP financial measure (i.e., it is not a measure of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for basic and diluted earnings per share data prepared in accordance with generally accepted accounting principles.

The revised earnings per share information is also included in a Current Report on Form 8-K/A filed today with the Securities and Exchange Commission, which amends the Current Report on Form 8-K filed on May 6, 2005.


About FairPoint


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FairPoint is a leading provider of communications  services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 27 rural local exchange companies (RLECs) located in 17 states. FairPoint serves customers with approximately 276,167 access line equivalents (voice access lines and high speed data lines, which include DSL, cable modem and wireless broadband) as of March 31, 2005 and offers an array of services, including local and long distance voice, data, Internet and broadband offerings.


Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Timothy W. Henry, (866) 377-3747, thenry@fairpoint.com Media Contact: Jennifer Sharpe, (704) 227-3629, jsharpe@fairpoint.com



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